UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2014

MVP REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (858) 369-7959

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion on Acquisition or Disposition of Assets.

On December 10, 2014, MVP REIT Inc. (“the Company”) announced the acquisition of a 70.01 percent tenant-in-common interest in Tower Place Parking Garage located at 400 Race St, Cincinnati OH (the “Property”). The acquisition was consummated on December 9, 2014 through the purchase of the ownership interest in the Property owenr, Mabley Place Garage, LLC.  The aggregate purchase price was $15.0 million.

The Property is a seven-story parking garage with a small retail area. The property is subject to a recently signed 10-year lease with SP Plus Corporation (formerlly known as Standard Parking).  SP Plus Corporation  holds a triple net lease under which SP Plus Corporation is responsible for substantially all real estate taxes and insurance, maintenance and other operating expenses.  SP Plus Corporation is a SEC-registered public company that provides parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients. Its main website address is www.spplus.com.  SP Plus Corporation makes available without charge on the Investor Relations section of its website its annual reports, quarterly reports, current reports and other filings with the SEC, including the audited and interim financial statement contained in its annual and quarterly reports.

The Company financed a portion of the purchase price with a $9.0 million loan which has a 10-year term and which bears interest at the fixed rate of 4.25 percent fixed-rate and is secured by by the property.  MVP Realty Advisors will not charge a property management fee to manage the property.

Exhibit No.	Description
99.1	Press release dated December 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 16, 2014

MVP REIT, INC.

By: __/S/ Dustin Lewis____
        Dustin Lewis
        Chief Financial Officer